Exhibit 99.1

CONTACT:	Joseph C. Berenato
Chairman, President and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2006

LOS ANGELES, California (October 30, 2006) – Ducommun Incorporated (NYSE: DCO) today reported results for its third quarter and nine month period ended September 30, 2006.

Sales for the third quarter of 2006 were $81.6 million, compared to $63.0 million for the third quarter of 2005. Net income for the third quarter of 2006 was $4.1 million, or $0.40 per diluted share, compared to net income of $4.3 million, or $0.42 per diluted share, for the comparable period last year.

Sales for the third quarter of 2006 increased 29% from the same period last year, primarily due to the acquisitions of Miltec Corporation (January 6), WiseWave (May 10) and CMP Display Systems (September 1), as well as higher sales at Ducommun AeroStructures. The Company’s mix of business in the third quarter of 2006 was approximately 66% military, 31% commercial and 3% space, compared to 54% military, 42% commercial and 4% space in the third quarter of 2005.

Gross profit, as a percentage of sales, increased to 20.8% in the third quarter of 2006 from 20.7% in the third quarter of 2005. The gross profit margin increase was primarily attributable to an improvement in operating performance at Ducommun AeroStructures, partially offset by a decline in operating performance at Ducommun Technologies.

Selling, general and administrative (SG&A) expenses, as a percentage of sales, increased to 12.7% in the third quarter of 2006 from 12.0% in the third quarter of 2005. The increase in SG&A, as a percent of sales, was primarily due to:

•	The acquisition of Miltec, which has higher SG&A expenses as a percentage of sales than Ducommun had prior to the acquisition,

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•	Expenses incurred in the process of closing Ducommun Technologies’ Fort Defiance, Arizona facility,

•	Non-cash amortization of intangibles of $366,000 in the third quarter of 2006 related to the Miltec and WiseWave acquisitions, and

•	Non-cash stock option expense of $285,000 in the third quarter of 2006 related to the adoption of SFAS 123(R) “Share Based Payment” on January 1, 2006.

Net income for the third quarter of 2006 decreased 5% from the third quarter of 2005 primarily for the reasons stated above, as well as higher interest expense arising from the acquisitions of Miltec, WiseWave and CMP, and an increase in the Company’s effective tax rate. The Company’s effective tax rate in the third quarter of 2006 was 30.1%, compared to 26.9% in the third quarter of 2005.

Sales for the first nine months of 2006 were $231.2 million, compared to $188.8 million for the first nine months of 2005. Net income for the first nine months of 2006 was $10.0 million, or $0.98 per diluted share, compared to $12.5 million, or $1.22 per diluted share, for the comparable period last year.

Sales for the first nine months of 2006 increased 22% from the same period last year, primarily due to the acquisitions of Miltec, WiseWave and CMP, as well as higher sales at Ducommun AeroStructures. The Company’s mix of business in the first nine months of 2006 was approximately 67% military, 31% commercial and 2% space, compared to 59% military, 37% commercial and 4% space in the first nine months of 2005.

Gross profit, as a percentage of sales, decreased to 20.2% in the first nine months of 2006 from 20.5% in the first nine months of 2005. The decrease in gross profit margin was primarily attributable to a decline in operating performance at Ducommun Technologies, which included an $860,000 increase in inventory reserves in the second quarter of 2006 related to a canceled contract, partially offset by an improvement in operating performance at Ducommun AeroStructures.

SG&A expenses, as a percentage of sales, increased to 12.8% in the first nine months of 2006 from 11.8% in the first nine months of 2005. The increase in SG&A expenses, as a percentage of sales, was primarily due to:

•	The acquisition of Miltec, which has higher SG&A expenses as a percentage of sales than Ducommun had prior to the acquisition,

•	Expenses incurred in the process of closing Ducommun Technologies’ Fort Defiance, Arizona facility,

•	Non-cash amortization of intangibles of $999,000 in the first nine months of 2006 related to the Miltec and WiseWave acquisitions, and

•	Non-cash stock option expense of $1,067,000 in the first nine months of 2006 related to the adoption of SFAS 123(R) “Share Based Payment” on January 1, 2006.

Net income for the first nine months of 2006 decreased 20% from the first nine months of 2005 for the reasons described above, as well as higher interest expense arising from the acquisitions of Miltec, WiseWave and CMP and an increase in the Company’s effective tax rate. The Company’s effective tax rate in the first nine months of 2006 was 34.1%, compared to 26.2% in the first nine months of 2005. The effective tax rate in the first nine months of 2005 benefited from reductions in income tax reserves established in prior periods as well as research and development tax credits allowed under a law which expired at the end of 2005 and which Congress has not yet renewed.

Joseph C. Berenato, chairman, president and chief executive officer, stated, “We entered 2006 knowing it would be a year of transition and transformation. We have completed three acquisitions for our Ducommun Technologies subsidiary and made substantial capital expenditure investment in Ducommun AeroStructures to support significant new contract awards. In addition, we opened our first off-shore manufacturing facility in Thailand, which is producing commercial microwave components. At the same time, we are consolidating facilities as part of the process of driving Lean and Six Sigma initiatives across our Company, and continuing to invest in new programs and broader capabilities to take advantage of the opportunities available to us over the rest of this decade. We will continue to augment our internal growth activities with acquisitions which are complementary to our existing businesses.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

A teleconference with Joseph C. Berenato, the Company’s chairman, president and chief executive officer, and Gregory A. Hann, the Company’s vice president, chief financial officer and treasurer, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 866-314-4865 (international 617-213-8050) approximately ten minutes prior to the conference time stated above. The participant passcode is 74320163. Mr. Berenato and Mr. Hann will be speaking on behalf of the company and anticipate the meeting and Q&A period to last approximately 40 minutes. This call is being webcast by Thomson/CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2005 and Forms 10-Q for the interim periods of 2006 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	For Three Months Ended		For Nine Months Ended
	Sept. 30, 2006	Oct. 1, 2005	Sept. 30, 2006	Oct. 1, 2005
Net Sales	$81,557,000	$63,008,000	$231,195,000	$188,818,000

Operating Costs and Expenses:
Cost of Goods Sold	64,612,000	49,958,000	184,508,000	150,041,000
Selling, General & Administrative Expenses	10,374,000	7,555,000	29,609,000	22,195,000

Total	74,986,000	57,513,000	214,117,000	172,236,000

Operating Income	6,571,000	5,495,000	17,078,000	16,582,000
Interest (Expense)/Income	(704,000)	407,000	(1,868,000)	322,000
Income Tax Expense	(1,768,000)	(1,587,000)	(5,181,000)	(4,433,000)

Net Income	$4,099,000	$4,315,000	$10,029,000	$12,471,000

Earnings Per Share:
Basic Earnings Per Share	$0.40	$0.43	$0.98	$1.24
Diluted Earnings Per Share	0.40	0.42	0.97	1.22
Weighted Averaged Number of Common Shares Outstanding:
Basic	10,231,000	10,069,000	10,195,000	10,058,000
Diluted	10,292,000	10,222,000	10,287,000	10,190,000

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